UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: June 26, 2019

(Date of earliest event reported)

APOGEE ENTERPRISES, INC.

(Exact name of registrant as specified in its charter)

Commission File Number: 0-6365

Minnesota	41-0919654
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

4400 West 78th Street – Suite 520

Minneapolis, Minnesota 55435

(Address of principal executive offices, including zip code)

(952) 835-1874

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.33 1/3 Par Value	APOG	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act (17 CFR 230.405) or Rule 12b-2 of the Exchange Act (17 CFR 240.12b-2).

Emerging growth company  ☐.

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act  ☐.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers

(e) Annual Cash Incentive Agreements.

On June 26, 2019, the Company entered into an annual cash incentive agreement (the “Fiscal 2020 Agreement”) with each of the executive officers listed below, which sets forth the terms and conditions pursuant to which the executive officer may receive an annual cash incentive award for the Company’s fiscal year ending February 29, 2020. The Fiscal 2020 Agreement provides that each such executive officer’s right, subject to review and approval by the Compensation Committee of the Board of Directors, to receive an annual cash incentive award will be determined based on the attainment of certain pre-set performance metrics for fiscal 2020. Any award received will not be taken into account when determining an executive officer’s compensation for purposes of determining benefits under any benefit, pension or retirement plan of the Company, or under any agreement between the Company and the executive officer.

The performance metrics to be used for determining awards under the Fiscal 2020 Agreements for the executive officers listed below are net sales, earnings before taxes and days working capital. The table below sets forth certain information with respect to fiscal 2020 annual cash incentive award payout ranges as a percentage of fiscal 2020 salary for the listed executive officers based on performance at the threshold, target and maximum performance levels.

		Fiscal 2020 Annual Cash Incentive Compensation
Name	Position	Payout Range as a Percentage of Salary (%)	Threshold Payout as a Percentage of Salary (%)(1)	Target Payout as a Percentage of Salary (%)(2)	Maximum Payout as a Percentage of Salary (%)(3)
Joseph F. Puishys	Chief Executive Officer and President	0 – 210.00	0.00	105.00	210.00
James S. Porter	Executive Vice President and Chief Financial Officer	0 – 150.00	3.75	75.00	150.00
Patricia A. Beithon	General Counsel and Corporate Secretary	0 – 120.00	3.00	60.00	120.00
Brent C. Jewell	Senior Vice President, Business Development and Strategy	0 – 120.00	3.00	60.00	120.00
Gary R. Johnson	Senior Vice President and Treasurer	0 – 80.00	2.00	40.00	80.00

(1)	Assumes threshold performance level is achieved for only the performance metric with the lowest weighting and is not achieved for any other performance metric.
(2)	Assumes target performance level is achieved for all performance metrics.
(3)	Assumes maximum performance level is achieved or exceeded for all performance metrics.

All Fiscal 2020 Agreement payout recommendations are subject to review and approval by the Compensation Committee of the Board of Directors. While the Committee considers and is guided by the amounts that would be payable under the foregoing criteria, it is not bound by these results and may exercise its discretion to pay different amounts.

If an executive officer’s employment with the Company is terminated during the fiscal year as a result of disability or retirement (under circumstances that the Compensation Committee of the Board of Directors determines to qualify as a disability or retirement) or death, then the Compensation Committee of the Board of Directors shall determine, in its sole discretion, whether the executive officer, or the executive officer’s estate, as applicable, will receive a pro-rata cash payment after the end of the fiscal year to the extent that the threshold, target or maximum performance level of the performance metric is achieved.

All awards under the Fiscal 2020 Agreement are subject to forfeiture or recoupment if the Board of Directors, in its sole discretion, determines that events have occurred that are covered by the Company’s Clawback Policy and that forfeiture or recoupment is appropriate.

The Fiscal 2020 Agreement used in connection with the fiscal 2020 annual cash incentive awards to executive officers listed above, is attached hereto as Exhibit 10.1.

The Fiscal 2020 Agreement provides that the executive officer must be employed by the Company on the date the Compensation Committee of the Board of Directors determines the amount of the award earned and to be paid out.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

10.1	Form of Fiscal 2020 Annual Cash Incentive Award Agreement*

*	Filed herewith

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APOGEE ENTERPRISES, INC.

By:	/s/ Patricia A. Beithon
Patricia A. Beithon
General Counsel and Secretary

Date: July 2, 2019

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